UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) May 5, 2015

Capella Education Company
(Exact name of registrant as specified in its charter)

Minnesota	001-33140	41-1717955
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

225 South 6th Street, 9th Floor Minneapolis, Minnesota	55402
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code (888) 227-3552

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07.	Submission of Matters to a Vote of Security Holders.

On May 5, 2015, we held our annual meeting of shareholders in Minneapolis, Minnesota. Set forth below are the final voting results on each matter submitted to a vote of security holders at our annual meeting. Each proposal is described in detail in our Proxy Statement filed on March 23, 2015.

Proposal No. 1    Proposal to elect 11 directors to serve until the next annual meeting of shareholders and until their successors have been duly elected and qualified. The following directors were elected by the votes listed below:

Director's Name	For	Withhold Authority	Broker Non-Votes
Rita D. Brogley	10,796,847	66,353	607,626
H. James Dallas	10,851,897	11,303	607,626
Matthew W. Ferguson	10,851,897	11,303	607,626
J. Kevin Gilligan	10,683,237	179,963	607,626
Michael A. Linton	10,732,262	130,938	607,626
Michael L. Lomax	10,787,162	76,038	607,626
Jody G. Miller	10,845,723	17,477	607,626
Stephen G. Shank	10,848,808	14,392	607,626
David W. Smith	10,793,465	69,735	607,626
Jeffrey W. Taylor	10,794,153	69,047	607,626
Darrell R. Tukua	10,848,915	14,285	607,626

Proposal No. 2    Proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015. The proposal passed based on the votes listed below.

	For	Against	Abstain
Total Shares Voted	11,445,368	25,079	379

Proposal No. 3    Proposal to approve, on an advisory basis, the compensation of our named executive officers as disclosed in our Proxy Statement. The proposal passed based on the votes listed below. Accordingly, 94% of the votes cast on the matter were voted FOR the proposal.

	For	Against	Abstain	Broker Non-Votes
Total Shares Voted	10,247,651	612,961	2,588	607,626

As of the close of business on the record date for the meeting, which was March 9, 2015, there were 12,231,848 shares of common stock outstanding and entitled to vote at the meeting. Each share of common stock was entitled to one vote per share.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

CAPELLA EDUCATION COMPANY

Date: May 6, 2015	By	/s/ Renee L. Jackson
Renee L. Jackson
Vice President and General Counsel